EXHIBIT 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

April 3, 2006

Magellan Midstream Holdings, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as counsel to Magellan Midstream Holdings, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of 150,000 units representing limited partner interests in the Partnership (the “Units”) pursuant to the Magellan Midstream Holdings Long-Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership and limited liability company records and documents, certificates of limited liability company and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Unit, when issued and delivered on behalf of the Partnership in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.